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                                    EXHIBIT 16.1

                        [PricewaterhouseCoopers Letterhead]


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

January 4, 1999


Ladies and Gentlemen:

We have read Item 4 of Vysis, Inc.'s Form 8-K dated December 31, 1998 and are in agreement with the statements contained in the first and second paragraphs therein.

Yours truly,



PricewaterhouseCoopers LLP